Exhibit 99.1

TRIUS THERAPEUTICS REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

San Diego, CA, August 6, 2013 – Trius Therapeutics, Inc. (NASDAQ: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections, announced today its financial results for the second quarter ended June 30, 2013.

Recent Events

On July 30, 2013, Trius and Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) announced that they have entered into a merger agreement whereby Cubist will acquire all outstanding shares of Trius for $13.50 per share in cash upon the closing. In addition to the cash payment, each Trius stockholder will receive one non-tradable Contingent Value Right, or CVR, entitling the holder to receive an additional cash payment of up to $2.00 per share if certain commercial sales milestones are achieved. The total transaction is valued at up to $818 million on a fully diluted basis. The transaction has been approved by the Boards of Directors of both companies and it is expected to close later this year, subject to required shareholder and regulatory approvals as well as customary closing conditions.

Second Quarter 2013 Financial Results

At June 30, 2013, Trius had cash, cash equivalents and investments totaling $69.6 million. As of August 1, 2013, Trius had 48,268,557 shares outstanding.

For the second quarter of 2013, Trius reported a net loss of $19.7 million versus a net loss of $14.4 million in the comparable period in 2012. For the six months ended June 30, 2013, Trius reported a net loss of $37.0 million compared to $22.0 million for the same period in 2012. The increase in the net loss in the second quarter of 2013 was primarily due to lower collaboration revenues from our partnership with Bayer Pharma AG (Bayer) as well as from our federal contracts. For the second quarter of 2013 and 2012, Trius reported a net loss per share of $0.41 and $0.37, respectively. For the six months ended June 30, 2013 and 2012, Trius reported a net loss per share of $0.79 and $0.60, respectively.

Revenues for the three months ended June 30, 2013 were $1.3 million compared to $6.2 million for the same period in 2012. In the second quarter of 2012, the Company earned a $2.0 million milestone payment from Bayer but received no similar payments in the second quarter of 2013. For the six months ended June 30, 2013, revenues were $3.0 million compared to $16.1 million for the same period in 2012. The Company earned $7.0 million in milestone payments from Bayer during the first half of 2012 but received no similar payments in the current year. Federal contract revenues also decreased from the prior year due to reduced government funding for our research programs.

Research and development expenses for the three months ended June 30, 2013 were $14.7 million compared to $16.4 million for the same period in 2012. For the six months ended June 30, 2013 and 2012, research and development expenses were $27.2 million and $33.2 million, respectively. The decrease in research and development expenses was primarily the result of lower clinical and development costs for tedizolid phosphate.

General and administrative expenses for the three months ended June 30, 2013 increased to $5.5 million compared to $3.3 million for the same period in 2012. For the six months ended June 30, 2013 and 2012, general and administrative expenses were $10.0 million and $6.3 million, respectively. The increase in general and administrative expenses was mostly due to an increase in commercial launch planning activities for tedizolid phosphate.

Program Updates

Trius is preparing its New Drug Applications (NDA) for the oral and intravenous dosage forms of tedizolid phosphate and plans to submit them to the U.S. Food and Drug Administration (FDA) in the second half of 2013.

Pending final agreement with regulatory authorities, Trius plans to initiate a Phase 3 program for the treatment of pneumonia in the second half of 2013 using the same 200 mg, once daily dose of tedizolid phosphate tested to treat skin infections. In addition, the Company is progressing with enabling studies for an Investigational New Drug (IND) application for its Gyrase-B development candidate with potent activity against Gram-negative and Gram-positive bacterial pathogens. A Phase 1 clinical trial is expected to start in 2014.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections. The Company’s lead investigational drug, tedizolid phosphate, is a novel antibiotic for the treatment of acute bacterial skin and skin structure infections (ABSSSI) and serious Gram-positive infections, including those caused by methicillin-resistant staphylococcus aureus (MRSA). Trius has completed two Phase 3 ABSSSI trials for which it has Special Protocol Assessments with the FDA and has partnered with Bayer Pharma for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ proposed transaction with Cubist, the expected timeline for completing the transaction, Trius’ ability to successfully complete its ongoing clinical trials and development programs, the timing of Trius’ NDA filings for tedizolid phosphate for the treatment of ABSSSI, the timing of the initiation of a Phase 3 program for tedizolid for the treatment of pneumonia and the timing of the initiation of a Phase 1 clinical trial for Trius’ Gyrase-B development candidate. Risks that contribute to the uncertain nature of the forward-looking statements include: the possibility that certain conditions to the completion of the transaction, including required regulatory approvals, between Trius and Cubist are not satisfied, or that the transaction may otherwise not be completed on a timely manner, or at all; the ability of Cubist to successfully integrate Trius’ operations and employees, and for Trius and Cubist to otherwise realize the anticipated benefits of the transaction; the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Contract research	$261	$2,220	$790	$5,231
Collaboration and license fees	1,030	4,004	2,228	10,825

Total revenues	1,291	6,224	3,018	16,056

Operating expenses:
Research and development	14,683	16,379	27,228	33,225
General and administrative	5,543	3,311	10,047	6,315

Total operating expenses	20,226	19,690	37,275	39,540

Loss from operations	(18,935)	(13,466)	(34,257)	(23,484)

Other income (expense):
Interest income	8	7	19	7
Fair value adjustment of common stock warrant liability	(757)	(955)	(2,726)	1,462
Other income (expense)	2	—	2	(3)

Total other income (expense)	(747)	(948)	(2,705)	1,466

Net loss	$(19,682)	$(14,414)	$(36,962)	$(22,018)

Net loss per share, basic and diluted	$(0.41)	$(0.37)	$(0.79)	$(0.60)

Weighted-average shares outstanding, basic and diluted	47,948	38,715	46,990	36,955

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,316	$16,370
Short-term investments, available-for-sale	54,256	49,659
Accounts receivable	1,918	5,698
Prepaid expenses and other current assets	1,429	2,254

Total current assets	72,919	73,981
Property and equipment, net	836	990
Restricted cash	151	151
Other assets	149	152

Total assets	$74,055	$75,274

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,420	$6,761
Accrued liabilities	7,358	7,762
Common stock warrant liability	6,574	3,848
Current portion of deferred revenue	23	116

Total liabilities	19,375	18,487

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2013 and December 31, 2012; no shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at June 30, 2013 and December 31, 2012; 48,047,472 and 40,661,360 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	6	5
Additional paid-in capital	240,950	206,093
Accumulated other comprehensive income	6	9
Accumulated deficit	(186,282)	(149,320)

Total stockholders’ equity	54,680	56,787

Total liabilities and stockholders’ equity	$74,055	$75,274

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke at MSL Group	Stefan Loren at Westwicke Partners, LLC
trius@mslgroup.com	sloren@westwicke.com
781-684-0770	443-213-0507